UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                                  Amendment 3

                            CARDINAL COMMUNICATIONS, INC.
             -----------------------------------------------------
                              (NAME OF ISSUER)

                                 COMMON
             -----------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 91732M105
             -----------------------------------------------------
                              (CUSIP NUMBER)

                             February 9, 2006
             -----------------------------------------------------
            (Date of event which requires filing of this Statement)


    Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
       X Rule 13d-1(c)
         Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. 91732M105           13G

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Edwin Lee Buckmaster

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (A) [ ]
                                                                (B) [ ]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        United States


       NUMBER OF SHARES     5.   SOLE VOTING POWER            37,013,746
         BENEFICIALLY
          OWNED AS OF       6.   SHARED VOTING POWER          0
       February 9, 2006
            BY EACH         7.   SOLE DISPOSITIVE POWER       37,013,746
           REPORTING
         PERSON WITH:       8.   SHARED DISPOSITIVE POWER     0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              37,013,746
     REPORTING PERSON


 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES N/A                                                    | |


 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          12.6%

 12. TYPE OF REPORTING PERSON *
       IN
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:
          CARDINAL COMMUNICATIONS, INC.

Item 1(b) Address of Issuer's Principal Executive Offices:
          390 Interlocken Cresent, Suite 900
          Broomfield,  CO 80021


Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          Edwin Lee Buckmaster
          5632 E. Libbey
          Scottsdale, AZ  85252


Item 2(c) Citizenship:
          United States


Item 2(d) Title of Class of Securities:

          COMMON

Item 2(e) Cusip Number:
          91732M105

Item 3.   Type of Reporting Person:
          N/A

Item 4. Ownership as of February 9, 2006
        (a) Amount Beneficially Owned:
	      37,013,746  shares of common stock beneficially owned

        (b) Percent of Class:                                 12.6%
                                                            =============


       (c) Deemed Voting Power and Disposition Power:

                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        ------------  ------------  ------------ ------------
  		           37,013,746            0      37,013,746             0


                      ------------  ------------  ------------  ------------
                       37,013,746             0     37,013,746             0
                      ============  ============  ============  ============

Item 5. Ownership of Five Percent or Less of a Class:
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                                                           ( )

Item 6. Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company: N/A


Item 8. Identification and Classification of Members of the Group.      N/A

Item 9.  Notice of Dissolution of Group:                                N/A

Item 10. Certification:

         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




   Date:    August 15, 2006              /s/ EDWIN LEE BUCKMASTER